Exhibit 22.1

Subsidiary Guarantors

As of December 31, 2023, each of the following subsidiaries of Enbridge Inc. (“Enbridge”), both of which are indirect, wholly-owned subsidiaries of Enbridge, has fully and unconditionally guaranteed on an unsecured, joint and several basis, each of the registered debt securities of the Company listed below:

Subsidiary Guarantors

1.Spectra Energy Partners, LP, a Delaware limited partnership
2.Enbridge Energy Partners, L.P., a Delaware limited partnership

Registered Debt Securities of Enbridge Guaranteed by each of the Subsidiary Guarantors

1.Floating Rate Senior Notes due 2024
2. 3.500% Senior Notes due 2024
3. 2.150% Senior Notes due 2024
4. 2.500% Senior Notes due 2025
5. 2.500% Senior Notes due 2025
6. 4.250% Senior Notes due 2026
7. 1.600% Senior Notes due 2026
8. 5.969% Senior Notes due 2026
9. 5.900% Senior Notes due 2026
10. 3.700% Senior Notes due 2027
11. 6.000% Senior Notes due 2028
12. 3.125% Senior Notes due 2029
13. 6.200% Senior Notes due 2030
14. 2.500% Sustainability-Linked Senior Notes due 2033
15. 5.700% Sustainability-Linked Senior Notes due 2033
16. 4.500% Senior Notes due 2044
17. 5.500% Senior Notes due 2046
18. 4.000% Senior Notes due 2049
19. 3.400% Senior Notes due 2051
20. 6.700% Senior Notes due 2053